EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the use in the Prospectus constituting part of this Registration Statement on Post-Effective Amendment Number 4 to Form S-1 of our report dated March 22, 2005 on the financial statements of Campbell Strategic Allocation Fund, L.P. for the year ended December 31, 2004 and our report dated May 8, 2007 on the consolidated balance sheet of Campbell & Company, Inc. as of December 31, 2006, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading “Experts” in the Prospectus.
/S/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.
      Hunt Valley, Maryland
     August 15, 2007